Investor Information	1601 West LBJ Freeway Dallas, Texas 75234-6034 Mark Oberle Phone: +1 972 443 4464 Fax: +1 972 332 9373 mark.oberle@celanese.com

Hoffmeister nominated for election to Celanese board of directors; Change in board structure announced

DALLAS, April 5, 2006 — Celanese Corporation (NYSE: CE), a global hybrid chemical company, today announced that David F. Hoffmeister has been nominated for election to the Celanese board of directors, replacing John M. Ballbach. The election will be held at the company’s annual shareholder meeting on May 2, 2006.

Hoffmeister currently serves as chief financial officer, senior vice president, finance at Invitrogen Corporation, a NASDAQ listed company which develops, manufactures and markets research tools for life sciences research, drug discovery, diagnostics and commercial manufacture of biological products. Before joining Invitrogen, Hoffmeister spent 20 years with McKinsey & Company as a senior partner serving clients in the healthcare, private equity and chemical industries on issues of strategy and organization. From 1998 to 2003, Hoffmeister was the leader of McKinsey’s North American chemical practice. When elected, Hoffmeister is expected to serve on the company’s audit committee.

‘‘Celanese is extremely pleased to attract a director nominee with David Hoffmeister’s background and qualifications,’’ said David Weidman, president and chief executive officer.

Ballbach, who has served on the company’s board of directors since January 2005, was named president and chief executive officer and director of VWR International, Inc. in November 2005. Ballbach chose not to stand for reelection to the Celanese board of directors due to the commitments of this new position.

Celanese also announced that it will operate with 9 directors on its board to increase the efficiency of its board activities. Current board members Dr. Hanns Ostmeier and Dr. William H. Joyce will step down as directors following the company’s annual shareholder meeting on May 2.

‘‘John Ballbach, Hanns Ostmeier and Bill Joyce have served Celanese well in their role as directors. We wish them well in their future endeavors,’’ added Weidman.

Celanese Corporation (NYSE:CE) is an integrated global producer of value-added industrial chemicals based in Dallas, Texas. The Company has four major businesses: Chemical Products, Technical Polymers Ticona, Acetate Products and Performance Products. Celanese has production plants in 13 countries in North America, Europe and Asia. In 2005, Celanese Corporation had net sales of $6.1 billion. For more information on Celanese Corporation, please visit the company’s web site at www.celanese.com.